Exhibit 99.2
Approach Resources Inc.
Unaudited Pro Forma Combined Balance Sheet
(In thousands)
Unaudited Pro Forma Combined Balance Sheet
     On February 28 2011, Approach Resources Inc. (together with our subsidiaries, “Approach,” the “Company,” “we,” “us” or “our”) acquired a 38.33% working interest in our Cinco Terry operating area from two non-operating partners for $76 million, subject to usual and customary post-closing adjustments (the “Working Interest Acquisition”). We were the operator of the properties prior to the Working Interest Acquisition.
     The following pro forma combined balance sheet presents our historical financial position combined with the Working Interest Acquisition as if the acquisition and the financing for the acquisition had occurred on December 31, 2010, and includes adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable, regardless of whether they have a continuing impact or are nonrecurring.
     The pro forma combined balance sheet is not necessarily indicative of what our financial position actually would have been had we completed the acquisition at December 31, 2010. In addition, the pro forma combined balance sheet does not purport to project our future financial position.
     The pro forma combined balance sheet should be read in conjunction with the:
•	Separate historical audited financial statements of Approach Resources Inc. included in our Annual Report on Form 10-K for the year ended December 31, 2010; and

•	Separate historical audited statement of revenue and direct operating expenses for the year ended December 31, 2010, and notes to the historical summaries of revenue and direct operating expenses included in the Company’s Current Report on Form 8-K/A filed April 21, 2011.
We prepared the pro forma combined balance sheet using the purchase method of accounting. Accordingly, our estimated cost for the Working Interest Acquisition of $76 million ($70 million, after purchase price adjustments), has been allocated to these assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition.
See notes to unaudited pro forma combined balance sheet.

Approach Resources Inc.
Unaudited Pro Forma Combined Balance Sheet
(In thousands)

	December 31, 2010
	Approach
	Resources Inc.
	Consolidated		Combined
	Historical	Pro Forma	Pro Forma
	Amounts	Adjustments	Amounts
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,465	$(2,489)	$20,976
Accounts receivable:
Joint interest owners	8,319	—	8,319
Oil and gas sales	6,044	—	6,044
Unrealized gain on commodity derivatives	862	—	862
Prepaid expenses and other current assets	322	—	322
Deferred income taxes — current	2,318	—	2,318

Total current assets	41,330	(2,489)	38,841

PROPERTIES AND EQUIPMENT:
Oil and gas properties, at cost, using the successful efforts method of accounting	474,917	70,036	544,953
Furniture, fixtures and equipment	1,077	—	1,077

	475,994	70,036	546,030
Less accumulated depletion, depreciation and amortization	(106,784)	—	(106,784)

Net properties and equipment	369,210	70,036	439,246

OTHER ASSETS	2,549	—	2,549

Total assets	$413,089	$67,547	$480,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Advances from non-operators	$509	$—	$509
Accounts payable	11,426	—	11,426
Oil and gas sales payable	5,534	—	5,534
Accrued liabilities	10,686	—	10,686
Unrealized loss on commodity derivatives	1,085	—	1,085

Total current liabilities	29,240	—	29,240

NON-CURRENT LIABILITIES:
Long-term debt	—	67,000	67,000
Unrealized loss on commodity derivatives	871	—	871
Deferred income taxes	44,616	—	44,616
Asset retirement obligations	5,416	547	5,963

Total liabilities	80,143	67,547	147,690

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY :
Preferred stock, $0.01 par value, 10,000,000 shares authorized none outstanding	—	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 28,226,890 and 20,959,285 issued and outstanding, respectively	282	—	282
Additional paid-in capital	273,912	—	273,912
Retained earnings	58,986	—	58,986
Accumulated other comprehensive loss	(234)	—	(234)

Total stockholders’ equity	332,946	—	332,946

Total liabilities and stockholders’ equity	$413,089	$67,547	$480,636

See notes to unaudited pro forma combined balance sheet.

Notes to Unaudited Pro Forma Combined Balance Sheet
1. Description of Transaction and Basis of Presentation
     On February 28, 2011, we acquired a 38.33% working interest in our Cinco Terry operating area from two non-operating partners for $76 million, subject to usual and customary post-closing adjustments. We were the operator of the properties prior to the Working Interest Acquisition.
     The asset purchase has been accounted for as a purchase under generally accepted accounting principles (“GAAP”). The assets and liabilities of the Working Interest Acquisition are recorded at their respective fair values, and consolidated with our assets and liabilities upon completion of the acquisition. The results of operations of the Working Interest Acquisition will be consolidated with our existing operations beginning on March 1, 2011. Our financial statements issued after the completion of the acquisition will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of the Working Interest Acquisition.
2. Pro Forma Adjustments
     Adjustments included in the column under the heading “Pro Forma Adjustments” reflects the Working Interest Acquisition as if it occurred on December 31, 2010. The following is a summary of the purchase price paid and its allocation (in thousands):

Purchase price:
Acquisition price(1)	$76,000
Asset retirement obligations assumed	547
Post-closing purchase price adjustments	(6,511)

Total	$70,036

Allocation:
Wells, equipment and related facilities	$50,874
Mineral interests in oil and gas properties	19,162

Total	$70,036

(1)	We funded $67 million through borrowings under our revolving credit facility, and the remaining amount was funded with cash on hand.

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